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                         [Hunton & Williams Letterhead]


                                                      Direct Dial: 804/788-8200

                                                                     Exhibit 8.1
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                                 June 19, 2000


National Financial Securities Corporation
909 East Main Street
Richmond, Virginia 23219

Gentlemen:

          We have acted as counsel to National Financial Securities Corporation, a Delaware corporation (the "Company"), in connection with the Company's Registration Statement on Form S-3 (the "Registration Statement"), filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), for the registration under the Act of $50,000,000 aggregate principal amount of Trust Certificates (the "Securities") representing interests in one or more trusts (each a "Trust") to be established by the Company. The Securities will be issued pursuant to a form of Trust Agreement, including Standard Terms thereto (the "Agreement").

          We have reviewed the originals or copies of (i) the Certificate of Incorporation, By-laws, and other organizational documents of the Company; (ii) certain resolutions of the Board of Directors of the Company; (iii) the Agreement, including the forms of the Securities; (iv) the Registration Statement and the prospectus included therein; and (v) such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

          Based on the foregoing, we adopt and confirm that the legal conclusions contained in the Registration Statement under the caption "Material Federal Income Tax Consequences" represent our opinion as to the material federal income tax consequences associated with the purchase, ownership, and disposition of the Securities, and the discussion thereunder does not omit any material provision with respect to the matters covered. Our opinion expressed above assumes that the Company, the trustee of the Trust, and the other parties to the issuance transaction comply (without waiver) with all of the provisions of the Agreement and certain other documents to be prepared and executed in connection with such transaction, and that the Securities are issued and
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National Financial Securities Corporation
June 19, 2000
Page 2

sold as described in the Registration Statement and the prospectus supplement to be issued in connection with the Trust. You should be aware that this opinion represents our conclusions as to the application of existing law to a transaction as described therein. There can be no assurance that contrary positions will not be taken by the Internal Revenue Service or that the law will not change.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. We also consent to the references to Hunton & Williams under the caption "Material Federal Income Tax Consequences" in the Prospectus. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission.

          No opinion has been sought and none has been given concerning the tax treatment of the issuance and sale of the Securities under the laws of any state.

                                        Very truly yours,

                                        /s/ Hunton & Williams